EXHIBIT 99.1

Investor Contact: Jane M. Elliott

Voice 770-829-8234

investor.relations@globalpay.com

Media Contact : Phyllis McNeill

Voice 770 829-8245

phyllis.mcneill@globalpay.com

Global Payments Announces Departure of James G. Kelly

ATLANTA, April 21, 2010 – Global Payments Inc. (NYSE: GPN), a leader in electronic payment processing services, today announced the departure of James (“Jim”) G. Kelly, Vice Chairman and COO. Mr. Kelly has been with Global Payments for the past ten years and has decided to leave to pursue other opportunities. Mr. Kelly will remain with the Company through June 30, 2010.

“Jim has been a valuable partner and key contributor over the years in improving our overall operational efficiency and has built a talented team of managers within the organization. We will miss Jim and wish him the best of luck in his future endeavors,” said Paul R. Garcia, Chairman and CEO.

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies, and multi-national corporations located throughout the United States, Canada, Europe, and the Asia-Pacific region. Global Payments offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. Visit www.globalpaymentsinc.com for more information about the Company and its services.

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